Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2020 (May 18, 2020 as to the effects of discontinued operations and changes to reportable segments as described in Note 1 to the financial statements) relating to the financial statements of CenterPoint Energy, Inc., appearing in the Current Report on Form 8-K of CenterPoint Energy, Inc. filed on May 19, 2020 and our report dated February 27, 2020 relating to the effectiveness of CenterPoint Energy, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CenterPoint Energy, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

June 1, 2020